Exhibit 3.1

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

This Certificate of Formation of Orange MergeCo, LLC (the “limited liability company”) has been duly executed and is being filed by the undersigned as an authorized person to form a limited liability company under the Delaware Limited Liability Act (6 Del. C § 18-201, et sec).

First: The name of the limited liability company formed hereby is Orange MergeCo, LLC.

Second: The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.

Third: The name and address of the registered agent for service of process on the limited liability company in the state of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation this day of August 5, 2015.

By:	/s/ Michael Maier
Authorized Person
Name:	Michael Maier